Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York AMT-Free Municipal Income Fund f/k/a Nuveen Insured New York Tax-Free Advantage
  Municipal Fund
811-21211

The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012.

Final voting results for May 8, 2012 are as follows:

<c> Common and Preferred shares voting
together as a class

Preferred shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                     2,629,732
             1,248,062
   Against
                        247,494
                  77,412
   Abstain
                          65,981
                          -
   Broker Non-Votes
                        788,210
                321,571
      Total
                     3,731,417
             1,647,045



To approve the new fundamental policy
relating to the Funds ability to make loans.


   For
                     2,628,914
             1,248,062
   Against
                        249,247
                  77,412
   Abstain
                          65,046
                          -
   Broker Non-Votes
                        788,210
                321,571
      Total
                     3,731,417
             1,647,045

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168